Exhibit (a)(13)

FOR IMMEDIATE RELEASE

ESSEX RENTAL CORP. ANNOUNCES SUCCESSFUL CASHLESS EXERCISE WARRANT OFFER

BUFFALO GROVE, IL – June 30, 2010 – Essex Rental Corp. (Nasdaq: ESSX; ESSXW; ESSXU) ("Essex") today announced the results of their amended offer to all warrant holders to exercise their warrants on a cashless basis for a limited period of time by exchanging warrants for shares of common stock.  The amended offer provided warrant holders with the opportunity to exercise their warrants on a cashless basis by tendering three warrants in exchange for one share of the Company’s common stock prior to the expiration date for the offer, which was 5:00 p.m. New York City time, on Tuesday, June 29, 2010.  The maximum number of warrants that were to be accepted for exercise on a cashless basis pursuant to the offer was 8,000,000 warrants.

Pursuant to the offer, a total of 7,642,674 warrants were tendered for cashless exercise.  Included in these warrants were 936,840 warrants tendered by our officers and directors.  In accordance with the terms of the offer, our officers and directors participated in the offer to the same extent as other warrant holders, which was at a participation rate of 65.3%.  As a result of the exercise of warrants, 2,547,558 shares of common stock were issued.

Ron Schad, President & CEO of Essex, stated, “The Board of Directors is pleased with the success of our amended cashless exercise warrant offer.  We believe that the significant reduction of exercisable warrants greatly reduces potential common stock dilution and significantly enhances long-term shareholder value.  We also believe that our successful tender offer provides the investor community with greater clarity regarding both our current and future common shares outstanding and our capital structure.  As infrastructure and energy related construction markets recover, the quality of our assets and the clarity of our capital structure will better enable investors to value the company.”

Warrant holders of the remaining 4,061,944 warrants may also continue to exercise their warrants for the $5.00 cash exercise price in accordance with the original terms of the warrants.  The warrants expire on March 4, 2011.

About Essex Rental Corp.
Headquartered outside of Chicago, Essex, through its subsidiary, Essex Crane Rental Corp., is one of North America's largest providers of lattice-boom crawler crane and attachment rental services.  With over 350 cranes and attachments in its fleet, Essex supplies cranes for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial construction.

Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent and belief or current expectations of Essex and its management team and may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek", the negative of these terms or other comparable terminology.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Important factors that could cause actual results to differ materially from Essex’s expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, the possibility of a change in demand for the products and services that Essex provides (through its subsidiary, Essex Crane), intense competition which may require us to lower prices or offer more favorable terms of sale, our reliance on third party suppliers, our indebtedness which could limit our operational and financial flexibility, global economic factors including interest rates, general economic conditions, geopolitical events and regulatory changes, our dependence on our management team and key personnel, as well as other relevant risks detailed in our Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission and available on our website, www.essexcrane.com.  The factors listed here are not exhaustive.  Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Essex assumes no obligation to update or supplement forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results or financial conditions, or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS:
Essex Rental Corp.		The Equity Group Inc.
Martin Kroll		Melissa Dixon
Chief Financial Officer		Senior Account Executive
(847) 215-6502 / mkroll@essexcrane.com		(212) 836-9613 / mdixon@equityny.com
Devin Sullivan
Senior Vice President
(212) 836-9608 / dsullivan@equityny.com